EXHIBIT 10.1

TENTH AMENDMENT TO CREDIT AGREEMENT
THIS TENTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of April 30, 2019, by and among Wells Fargo BANK, National association, a national banking association, as administrative agent ("Agent") for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, and PROS, INC., a Delaware corporation ("Borrower").
WHEREAS, Borrower, Agent, and Lenders are party to that certain Credit Agreement dated as of July 2, 2012 (as has been, and may hereafter be, amended, restated, modified or supplemented from time to time, the "Credit Agreement"); and
WHEREAS, Borrower has requested that Agent and Lenders amend the Credit Agreement in certain respects as set forth herein, and Agent and Lenders have agreed to the foregoing, on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement as amended hereby.

2.Amendments to Credit Agreement. In reliance upon the representations and warranties of Borrower set forth in Section 6 below, and subject to the satisfaction of the conditions to effectiveness set forth in Section 5 below, (i) the Credit Agreement (other than the Annexes, Exhibits and Schedules thereto) is hereby amended, effective as of the Tenth Amendment Effective Date (as hereinafter defined), to read in the form of the Credit Agreement attached hereto as Exhibit A, and (ii) Schedule 1.1 to the Credit Agreement and each of the other Schedules to the Credit Agreement that is attached hereto as part of Exhibit A is hereby amended and restated in its entirety as set forth on Exhibit A.

3.Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

4.Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

5.Conditions to Effectiveness. This Amendment shall become effective (such date, the "Tenth Amendment Effective Date") upon the satisfaction or concurrent satisfaction of each of the following conditions precedent:

(a)Agent shall have received a copy of this Amendment executed and delivered by Agent, Required Lenders and Borrower;

(b)Agent shall have received such documents, agreements and instruments as may be reasonably required by Agent in connection with this Amendment, each in form and substance reasonably satisfactory to Agent;

(c)Agent shall have received a copy of the Consent and Reaffirmation attached hereto (the "Consent and Reaffirmation"), duly authorized, executed and delivered by Parent and each Loan Party other than Borrower; and

(d)no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

6.Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders that:

(a)after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which Borrower is a party are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);

(b)no Default or Event of Default has occurred and is continuing; and

(c)this Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.

7.Miscellaneous.

(a)Expenses. Borrower agrees to pay on demand all reasonable documented out-of-pocket costs and expenses of Agent (including reasonable documented attorneys' fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b)Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c)Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

8.Release.

(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and, by its execution of the Consent and Reaffirmation, Parent and each Loan Party other than Borrower, on behalf of itself and its successors, assigns, and other legal representatives (Borrower, Parent, each Loan Party other than Borrower and all such other Persons being hereinafter referred to collectively as the "Releasors" and individually as a "Releasor"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)Each Releasor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)Each Releasor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

PROS, INC., a Delaware corporation

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and sole Lender

By:
Name:
Title:

CONSENT AND REAFFIRMATION
Each of the undersigned hereby (i) acknowledges receipt of a copy of the foregoing Tenth Amendment to Credit Agreement (the "Amendment"; terms defined therein and used, but not otherwise defined, herein shall have the meanings assigned to them therein); (ii) consents to Borrower's execution and delivery thereof; (iii) agrees to be bound by the terms of the Amendment, including Section 8 thereof; and (iv) affirms that nothing contained therein shall modify in any respect whatsoever any Loan Document to which the undersigned is a party and reaffirms that each such Loan Document is and shall continue to remain in full force and effect. Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, each of the undersigned understands that Agent and Lenders have no obligation to inform any of the undersigned of such matters in the future or to seek any of the undersigned's acknowledgment or agreement to future consents, amendments or waivers, and nothing herein shall create such a duty.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Reaffirmation on and as of the date of such Amendment.

PROS HOLDINGS, INC., a Delaware corporation

By:
Name:
Title:

PROS CPQ, INC., an Illinois corporation

By:
Name:
Title:

PROS TRAVEL COMMERCE, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

See attached.

Conformed to Tenth Amendment dated as of April 30, 2019

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Lead Arranger,
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Sole Book Runner,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
and
PROS, INC.,
as Borrower

Dated as of July 2, 2012

1.	DEFINITIONS AND CONSTRUCTION

1.1.	Definitions

1.2.	Accounting Terms

1.3.	Code

1.4.	Construction

1.5.	Time References

1.6.	Schedules and Exhibits

2.	LOANS AND TERMS OF PAYMENT

2.1.	Revolving Loans

2.2.	[Intentionally omitted]

2.3.	Borrowing Procedures and Settlements

2.4.	Payments; Reductions of Commitments; Prepayments

2.5.	Promise to Pay

2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations

2.7.	Crediting Payments

2.8.	Designated Account

2.9.	Maintenance of Loan Account; Statements of Obligations

2.10.	Fees

2.11.	Letters of Credit

2.12.	LIBOR Option

2.13.	Capital Requirements

3.	CONDITIONS; TERM OF AGREEMENT

3.1.	Conditions Precedent to the Initial Extension of Credit

3.2.	Conditions Precedent to all Extensions of Credit

3.3.	Maturity

3.4.	Effect of Maturity

3.5.	Early Termination by Borrower

4.	REPRESENTATIONS AND WARRANTIES.

4.1.	Due Organization and Qualification; Subsidiaries

4.2.	Due Authorization; No Conflict

4.3.	Governmental Consents

4.4.	Binding Obligations; Perfected Liens

4.5.	Title to Assets; No Encumbrances

4.6.	Litigation

4.7.	Compliance with Laws

4.8.	No Material Adverse Effect

4.9.	Solvency

4.10.	Employee Benefits

4.11.	Environmental Condition

4.12.	Complete Disclosure

4.13.	Patriot Act

4.14.	Indebtedness

4.15.	Payment of Taxes

4.16.	Margin Stock

4.17.	Governmental Regulation

4.18.	OFAC/Sanctions

4.19.	Employee and Labor Matters

4.20.	Parent as a Holding Company

4.21.	PROS Middle East Documents

4.22.	Leases

5.	AFFIRMATIVE COVENANTS

5.1.	Financial Statements, Reports, Certificates

5.2.	Reporting

5.3.	Existence

5.4.	Maintenance of Properties

5.5.	Taxes

5.6.	Insurance

5.7.	Inspection.

5.8.	Compliance with Laws

5.9.	Environmental

5.10.	Disclosure Updates

5.11.	Formation of Subsidiaries

5.12.	Further Assurances

5.13.	Lender Meetings

5.14.	Cash Management

5.15.	Insurance Deliveries

5.16.	Foreign Qualification Certificate

6.	NEGATIVE COVENANTS

6.1.	Indebtedness

6.2.	Liens

6.3.	Restrictions on Fundamental Changes

6.4.	Disposal of Assets

6.5.	Nature of Business

6.6.	Prepayments and Amendments

6.7.	Restricted Payments

6.8.	Accounting Methods

6.9.	Investments

6.10.	Transactions with Affiliates

6.11.	Use of Proceeds

6.12.	Limitation on Issuance of Equity Interests

6.13.	Parent as a Holding Company

7.	FINANCIAL COVENANTS

8.	EVENTS OF DEFAULT

8.1.	Payments

8.2.	Covenants

8.3.	Judgments

8.4.	Voluntary Bankruptcy, etc.

8.5.	Involuntary Bankruptcy, etc.

8.6.	Default Under Other Agreements

8.7.	Representations, etc.

8.8.	Guaranty

8.9.	Security Documents

8.10.	Loan Documents

8.11.	Change in Control

8.12.	Senior Notes Debt; Convertible Bond Hedge Transactions; Warrant Transactions

9.	RIGHTS AND REMEDIES

9.1.	Rights and Remedies

9.2.	Remedies Cumulative

10.	WAIVERS; INDEMNIFICATION

10.1.	Demand; Protest; etc.

10.2.	The Lender Group's Liability for Collateral

10.3.	Indemnification

11.	NOTICES

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

13.1.	Assignments and Participations

13.2.	Successors

14.	AMENDMENTS; WAIVERS

14.1.	Amendments and Waivers

14.2.	Replacement of Certain Lenders

14.3.	No Waivers; Cumulative Remedies

15.	AGENT; THE LENDER GROUP

15.1.	Appointment and Authorization of Agent

15.2.	Delegation of Duties

15.3.	Liability of Agent

15.4.	Reliance by Agent

15.5.	Notice of Default or Event of Default

15.6.	Credit Decision

15.7.	Costs and Expenses; Indemnification

15.8.	Agent in Individual Capacity

15.9.	Successor Agent

15.10.	Lender in Individual Capacity

15.11.	Collateral Matters

15.12.	Restrictions on Actions by Lenders; Sharing of Payments

15.13.	Agency for Perfection

15.14.	Payments by Agent to the Lenders

15.15.	Concerning the Collateral and Related Loan Documents

15.16.	Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information

15.17.	Several Obligations; No Liability

16.	WITHHOLDING TAXES

16.1.	Payments

16.2.	Exemptions

16.3.	Reductions

16.4.	Refunds

17.	GENERAL PROVISIONS

17.1.	Effectiveness

17.2.	Section Headings

17.3.	Interpretation

17.4.	Severability of Provisions

17.5.	Bank Product Providers

17.6.	Debtor-Creditor Relationship

17.7.	Counterparts; Electronic Execution

17.8.	Revival and Reinstatement of Obligations; Certain Waivers

17.9.	Confidentiality

17.10.	Survival

17.11.	Patriot Act

17.12.	Integration

EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance

Exhibit C-1	Form of Compliance Certificate
Exhibit L-1    Form of LIBOR Notice
Exhibit P-1    Form of Certificate of Representations and Warranties of Officers

Schedule A-1    Agent's Account
Schedule A-2    Authorized Persons
Schedule A-3    Insurance Companies
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule 1.1    Definitions
Schedule 3.1    Conditions Precedent
Schedule 4.1(b)    Capitalization of Borrower
Schedule 4.1(c)    Capitalization of Borrower's Subsidiaries
Schedule 4.6(b)    Litigation
Schedule 4.11    Environmental Matters
Schedule 4.14    Permitted Indebtedness
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 6.5    Nature of Business
Schedule R-1    Real Property Collateral

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement"), is entered into as of July 2, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as lead arranger (in such capacity, together with its successors and assigns in such capacity, the "Lead Arranger"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as sole book runner (in such capacity, together with its successors and assigns in such capacity, the "Sole Book Runner"), and PROS, INC., a Delaware corporation ("Borrower").
The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.
1.1.Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2.Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with Applicable Accounting Principles; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or without any exception as to the scope of the audit.
1.3.Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5.Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6.Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.
2.1.Revolving Loans.
(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrower in an amount at any one time outstanding not to exceed the lesser of:
(i)such Lender's Revolver Commitment, or
(ii)such Lender's Pro Rata Share of an amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time.
(b)Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c)Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish Bank Product Reserves from time to time against the Maximum Revolver Amount.
2.2.[Intentionally omitted].
2.3.Borrowing Procedures and Settlements.
(a)Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent's electronic platform or portal) and received by Agent no later than 10:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. on the applicable Business Day. At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion such Borrowings shall not be made until) the completion of Agent's authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(b)Making of Swing Loans. In the case of a request for a Revolving Loan made pursuant to clause (a)(i) above and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $2,500,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and all such Revolving Loans being referred to as "Swing Loans") available to Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.
(c)Making of Revolving Loans.
(i)In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)Protective Advances.
(i)Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrower and the Lenders, from time to time, in Agent's sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Protective Advances"). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed $5,000,000 without the consent of Required Lenders.
(ii)Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders (it being understood that Required Lenders may, without the consent of Borrower, waive any of the restrictions or limitations in respect of Protective Advances set forth in this Section 2.3(d)) and are not intended to benefit Borrower (or any other Loan Party) in any way.

(e)Settlement. It is agreed that each Lender's funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i)Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrower's or its Subsidiaries' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Protective Advances) made by a Lender is less than such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)In determining whether a Lender's balance of the Revolving Loans, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Revolving Loans, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender's Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)Defaulting Lenders.

(i)Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Lender, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Lender, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Revolving Loan Exposures plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender;
(C)if Borrower cash collateralizes any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E)to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;
(F)so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Lender, as applicable, and Borrower to eliminate the Swing Lender's or Issuing Lender's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit; and
(G)Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(g)(ii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(a).

(h)Independent Obligations. All Revolving Loans (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4.Payments; Reductions of Commitments; Prepayments.
(a)Payments by Borrower.
(i)Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)Apportionment and Application.
(i)So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)third, to pay interest due in respect of all Protective Advances until paid in full,
(D)fourth, to pay the principal of all Protective Advances until paid in full,
(E)fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G)seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H)eighth, to pay the principal of all Swing Loans until paid in full,
(I)ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,
(J)tenth, ratably (i) to pay the principal of all Revolving Loans until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Providers to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations,
(K)eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
(L)twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)thirteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv)In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)Reduction of Commitments.
(i)Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $2,500,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $2,500,000), shall be made by providing not less than 5 Business Days' prior written notice to Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.
(d)Optional Prepayments.
(i)Revolving Loans. Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(e)Mandatory Prepayments.
(i)Overadvance. If, at any time (A) the Revolver Usage on such date exceeds (B) the Maximum Revolver Amount, then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f) in an amount equal to the amount of such excess.
(f)Application of Payments. Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5.Promise to Pay. Borrower agrees to pay the Lender Group Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred and Borrower is notified thereof or (b) the date on which demand therefor is made by Agent, (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (b)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations, provided that demand therefor is made within one hundred twenty (120) days following the date on which the Obligations are paid in full.
2.6.Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:
(i)if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
(ii)otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11(j)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.
(c)Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,
(i)all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and
(ii)the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans and all other Obligations hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (D) as and when incurred or accrued, all audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, all fees, charges, commissions, and costs provided for in Section 2.11(j), (G) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (H) as and when incurred or accrued, all other Lender Group Expenses, and (I) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8.Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Revolving Loan or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9.Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Revolving Loans (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued or arranged by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower's account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10.Fees.
(a)Agent Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, in arrears, on the first day of each month, from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full, an unused line fee (the "Unused Line Fee") in an amount equal to the Applicable Unused Line Fee Margin times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof).

2.11.Letters of Credit.
(a)Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender's agent) to issue, a requested Letter of Credit for the account of Borrower. If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings or other arrangements that provide for reimbursement of such Underlying Issuer with respect to drawings under such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer for the account of Borrower. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that (i) Issuing Lender issue or (ii) an Underlying Issuer issue the requested Letter of Credit (and, in such case, to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit). Borrower acknowledges and agrees that Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Agent and Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, (ii) shall be accompanied by such Issuer Documents as Agent, Issuing Lender or Underlying Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender or Underlying Issuer generally requests for Letters of Credit in similar circumstances and (iii) shall be subject to Issuing Lender's or Underlying Issuer's, as applicable, authentication procedures with results satisfactory to Issuing Lender or Underlying Issuer, as applicable. Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Parent or its Subsidiaries in respect of (A) a lease of real property, or (B) an employment contract.
(b)Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i)the Letter of Credit Usage would exceed $10,000,000, or
(ii)the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans).

(c)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (x) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Lender's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit or Reimbursement Undertaking or Underlying Issuer from issuing such Letter of Credit, or any law applicable to Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender or Underlying Issuer shall prohibit or request that Issuing Lender or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking (as applicable) in particular, or (II) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender or Underlying Issuer applicable to letters of credit generally.
(d)Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided that (y) until Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower's obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(e)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment, renewal, or extension of a Letter of Credit or a Reimbursement Undertaking) and without any further action on the part of Issuing Lender or the Revolving Lenders, Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of Issuing Lender, such Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrower on the date due as provided in Section 2.11(a), or of any reimbursement payment this is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys' fees and expenses incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, that Borrower shall not be obligated hereunder to indemnify the Lender Group or any Underlying Issuer for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Lender, any other member of the Lender Group, or any Underlying Issuer. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Letter of Credit or by Issuing Lender's interpretations of any Reimbursement Undertaking even though this interpretation may be different from Borrower's own. Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys' fees and expenses), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of Issuing Lender's indemnification of an Underlying Issuer; provided, that Borrower shall not be obligated hereunder to indemnify for any such loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Lender or any other member of the Lender Group.

(g)Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, neither Issuing Lender nor any Underlying Issuer (as applicable) shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit or the Underlying Letter of Credit (as applicable)) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of Issuing Lender, any Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable to any Lender or any Loan Party for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Issuing Lender, any Underlying Issuer, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender or any Underlying Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.11(h) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, the honoring or dishonoring of any demand under any Letter of Credit, or the following of Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind Borrower. In furtherance and not in limitation of the foregoing, Issuing Lender and each Underlying Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Issuing Lender and any Underlying Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and neither Issuing Lender nor any Underlying Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Neither Issuing Lender nor any Underlying Issuer shall be responsible for the wording of any Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Issuing Lender or any Underlying Issuer may provide to Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any Letter of Credit, and Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by Issuing Lender or any Underlying Issuer or any representation or warranty by Issuing Lender or any Underlying Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, Issuing Lender or any Underlying Issuer may, as it deems appropriate, use in any Letter of Credit any portion of the language prepared by Borrower and contained in the letter of credit application relative to drawings under such Letter of Credit. Borrower hereby acknowledges and agrees that neither any Underlying Issuer nor any member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(h)The obligation of Borrower to reimburse Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document,
(ii)the existence of any claim, counterclaim, setoff, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit,
(iv)any payment by Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit,
(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, Borrower or any of its Subsidiaries, or
(vi)the fact that any Default or Event of Default shall have occurred and be continuing.
(i)Borrower hereby authorizes and directs any Underlying Issuer to deliver to Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(j)Borrower acknowledges and agrees that any and all fees, charges, costs, or commissions in effect from time to time, of Issuing Lender relating to Letters of Credit or incurred by Issuing Lender relating to Underlying Letters of Credit, upon the issuance of any Letter of Credit, upon the payment or negotiation of any drawing under any Letter of Credit, or upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment, or cancellation of any Letter of Credit), together with any and all fronting fees in effect from time to time related to Letters of Credit, shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrower to Agent for the account of Issuing Lender; it being acknowledged and agreed by Borrower and Agent that Issuing Lender is entitled to charge Borrower a fronting fee of 0.50% per annum times the undrawn amount of each Underlying Letter of Credit.

(k)If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)there shall be imposed on Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, participating in, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.11(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(l)Unless otherwise expressly agreed by Issuing Lender and Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial Letter of Credit.
(m)In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12.LIBOR Option.
(a)Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.
(b)LIBOR Election.
(i)Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrower shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrower shall be obligated to pay any resulting Funding Losses.
(iii)Unless Agent, in its sole discretion, agrees otherwise, Borrower shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)Conversion. Borrower may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)Special Provisions Applicable to LIBOR Rate.
(i)The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e)No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13.Capital Requirements.
(a)If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower's obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.
(c)Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.12 and 2.13 and the protection of Sections 2.12 and 2.13 shall be available to each Lender and Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender or Issuing Lender shall demand compensation, make adjustments or take actions pursuant to this Section 2.13, Section 2.11(k) or Section 2.11(d), if it shall not at the time be the general policy or practice of such Lender or Issuing Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3.	CONDITIONS; TERM OF AGREEMENT.
3.1.Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).
3.2.Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)the representations and warranties of Parent, Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3.Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.
3.4.Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower's sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.
3.5.Early Termination by Borrower. Borrower has the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.Due Organization and Qualification; Subsidiaries.
(a)Parent and each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority under its Governing Documents and applicable law to own and operate its properties, to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c)Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Parent's and each Loan Party's direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent or Borrower, as applicable. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and, to the extent such concepts are applicable, is fully paid and non-assessable.
(d)Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's or its Subsidiaries' Equity Interests or the Equity Interests of any Subsidiary of Parent, in each case, including any right of conversion or exchange under any outstanding security or other instrument.

4.2.Due Authorization; No Conflict.
(a)As to each Loan Party and Parent, the execution, delivery, and performance by such Loan Party and Parent of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party and Parent.
(b)As to each Loan Party and Parent, the execution, delivery, and performance by such Loan Party and Parent of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party, Parent or their respective Subsidiaries, the Governing Documents of any Loan Party, Parent or their respective Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, Parent or their respective Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party, Parent or their respective Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party or Parent, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or Parent or any approval or consent of any Person under any material agreement of any Loan Party or Parent, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3.Governmental Consents. The execution, delivery, and performance by each Loan Party and Parent of the Loan Documents to which such Loan Party or Parent is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4.Binding Obligations; Perfected Liens.
(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and by Parent, to the extent Parent is a party thereto, and is the legally valid and binding obligation of such Loan Party and Parent, enforceable against such Loan Party and Parent in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(b)Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement, and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5.Title to Assets; No Encumbrances. Parent, each of the Loan Parties and each of their respective Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets (except for assets with a fair market value and net book value of not more than $500,000 in the aggregate) reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6.Litigation.
(a)There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against Parent, any Loan Party or any of their respective Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $500,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against Parent, any Loan Party or any of their respective Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties, Parent and their respective Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7.Compliance with Laws. None of Parent, any Loan Party or any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.No Material Adverse Effect. All historical financial statements relating to Parent, the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with Applicable Accounting Principles (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent's, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to Parent, the Loan Parties and their Subsidiaries.
4.9.Solvency.
(a)Parent and each Loan Party is Solvent.
(b)No transfer of property is being made by any Loan Party or by Parent and no obligation is being incurred by any Loan Party or by Parent in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party or Parent.

4.10.Employee Benefits. No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates (other than a Subsidiary or an ERISA Affiliate that is a CFC and is not a Loan Party) maintains or contributes to, or is required to contribute to, any Benefit Plan.
4.11.Environmental Condition. Except as set forth on Schedule 4.11, (a) to Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower's knowledge, after due inquiry, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower's industry) furnished by or on behalf of a Loan Party, Parent or their respective Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower's industry) hereafter furnished by or on behalf of a Loan Party, Parent or their respective Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on April 13, 2012 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower's good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower's good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13.Patriot Act. To the extent applicable, each Loan Party and Parent is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act"). No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14.Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of Parent, each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15.Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of Parent, each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Parent, any Loan Party and their respective Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Parent, each Loan Party and each of their respective Subsidiaries have made adequate provision in accordance with Applicable Accounting Principles for all taxes not yet due and payable.
4.16.Margin Stock. None of Parent, any Loan Party or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17.Governmental Regulation. None of Parent, any Loan Party or any of their respective Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. None of Parent, any Loan Party or any of their respective Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.18.OFAC/Sanctions. None of Parent, any Loan Party nor any of their respective Subsidiaries is in violation of any Sanctions. None of Parent, any Loan Party nor any of their respective Subsidiaries, nor, to the knowledge of Parent or such Loan Party, any director, officer, employee, agent or Affiliate of Parent, such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of Parent, the Loan Parties, and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent, the Loan Parties, their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with, and each of Parent, the Loan Parties, and their respective Subsidiaries and Affiliates are complying with, all Anti-Corruption Laws and Anti-Money Laundering Laws. Each of Parent, the Loan Parties, and their respective Subsidiaries, and to the knowledge of Parent and each such Loan Party, each director, officer, employee, agent and Affiliate of Parent, each such Loan Party, and each such Subsidiary, is in compliance with the Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable Sanction, any Anti-Corruption Law or any Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).
4.19.Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in liabilities in excess of $500,000, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in liabilities in excess of $500,000, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Notes Documents, the Convertible Bond Hedge Documents and the Warrant Transaction Documents to which it is a party), own any material assets (other than (i) as of the Closing Date, the Equity Interests of Borrower, (ii) at any time after the Closing Date, the Equity Interests of Borrower and any other Subsidiary (provided that Borrower has complied with Section 5.11 with respect to each such Subsidiary) acquired in connection with the consummation of Permitted Acquisitions, (iii) proceeds of issuances of Equity Interests to the extent such issuances are permitted under this Agreement, (iv) proceeds of Restricted Payments received from Subsidiaries and permitted under this Agreement, so long as the proceeds of any such Restricted Payment are used substantially concurrently by Parent for such permitted purpose, (v) its rights under the Convertible Bond Hedge Documents, and (vi) the Parent Trademark) or engage in any operations or business (other than the ownership of Borrower and its Subsidiaries and its operations as a holding company expressly permitted to be engaged in by Parent under this Agreement).
4.21.PROS Middle East Documents. Borrower has delivered to Agent complete and correct copies of each of the PROS Middle East Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the PROS Middle East Documents has been duly authorized by all necessary action on the part of each Loan Party and each Subsidiary of a Loan Party who is a party thereto. Each PROS Middle East Document is the legally valid and binding obligation of each Loan Party and each Subsidiary of a Loan Party who is a party thereto, enforceable against such Loan Party or Subsidiary, as applicable, in accordance with its respective terms, in each case, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally. No Loan Party or Subsidiary of a Loan Party is in default in the performance or compliance with any provisions of any PROS Middle East Document where any such default could reasonably be expected to have a Material Adverse Effect. All representations and warranties made by any Loan Party or Subsidiary of a Loan Party in the PROS Middle East Documents and in the certificates delivered in connection therewith are true and correct in all material respects when made in accordance with the terms thereof. To Borrower's knowledge, none of the UAE Sponsor's representations or warranties in the PROS Middle East Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Effect.
4.22.Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

5.	AFFIRMATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1.Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agrees to maintain a system of accounting that enables Parent to produce financial statements in accordance with Applicable Accounting Principles, and (d) agrees that it will, and will cause each other Loan Party to, maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2.Reporting. Borrower will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein.
5.3.Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause Parent and each Subsidiary of Parent to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4.Maintenance of Properties. Borrower will, and will cause Parent and each Subsidiary of Parent to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.
5.5.Taxes. Borrower will, and will cause Parent and each Subsidiary of Parent to, pay in full before delinquency or before the expiration of any extension period all governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except (i) to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest or (ii) to the extent that any failure to pay such assessments and taxes could not reasonably be expected, either individually or in the aggregate, to result in liabilities in excess of $250,000.
5.6.Insurance. Borrower will, and will cause Parent and each Subsidiary of Parent to, at Borrower's expense, (a) maintain insurance respecting each of Parent's and its Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date the insurance companies listed on Schedule A-3 are acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Parent, the Loan Parties and their respective Subsidiaries in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard noncontributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries' casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7.Inspection.
(a)Borrower will, and will cause Parent and each Subsidiary of Parent to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to a Senior Management Member and during regular business hours.
(b)Borrower will, and will cause Parent and each Subsidiary of Parent to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.
5.8.Compliance with Laws. Borrower will, and will cause Parent and each Subsidiary of Parent to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9.Environmental. Borrower will, and will cause Parent and each Subsidiary of Parent to,
(a)Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to comply, in all material respects, with applicable Environmental Law, and
(d)Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority regarding an Environmental Action.
5.10.Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.Formation of Subsidiaries. Borrower will, at the time that Parent or any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date (in each case, other than a Subsidiary that is an Immaterial Subsidiary), or at any time that any Subsidiary that was an Immaterial Subsidiary ceases to be an Immaterial Subsidiary, within 10 days (or, with respect to SignalDemand, Inc., a Delaware corporation, 30 days) of such formation or acquisition or the date such Subsidiary ceases to be an Immaterial Subsidiary (or such later date as permitted by Agent in its sole discretion) (a) cause such Subsidiary to provide to Agent a guaranty of the Obligations, together with such security documents (including Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary to secure its guaranty of the Obligations); provided, that such guaranty and such security documents shall not be required to be provided to Agent with respect to any Subsidiary of Parent that is a CFC if providing such agreements (x) would result in adverse tax consequences, (y) would be prohibited under applicable law or (z) the costs to the Loan Parties of providing such guaranty or security agreements are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party or Parent to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement or Pledge Agreement to the extent the applicable Loan Party is a party thereto) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent in order to secure the Obligations; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Parent that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its reasonable opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document. Notwithstanding any other provision of this Agreement, the parties hereto acknowledge that they have agreed to defer compliance with applicable requirements of German and English law with respect to the granting and perfection of security interests in the Equity Interests of PROS Germany and PROS Europe, and any representation or warranty set forth herein with respect to the creation or perfection of such security interests or compliance with German or English law with respect to such creation or perfection is so qualified; provided, that if at any time (a) the revenue of PROS Germany or PROS Europe for the most recently ended twelve month period is more than $20,000,000 or (b) the revenue of PROS Germany and PROS Europe for the most recently ended twelve month period (when aggregated with the revenue for all other Subsidiaries of Parent that are CFCs for such twelve month period) is more than 20% of the revenue of the Parent and its Subsidiaries on a consolidated basis for such twelve month period, Borrower shall be required to provide a pledge under applicable German and English law in form and substance reasonably satisfactory to Agent of 65% of the outstanding voting Equity Interests of PROS Germany and PROS Europe as set forth in this Section 5.11.

5.12.Further Assurances. Except as otherwise provided herein or in the other Loan Documents, Borrower will, and will cause each of Parent and each other Loan Party to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in 100% of the Equity Interests of Borrower all of the assets of Borrower and each other Subsidiary of Parent (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Parent that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if Parent, Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in Parent's or the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and each other Subsidiary of Parent, including all of the outstanding capital Equity Interests of each Subsidiary of Parent (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).
5.13.Lender Meetings. Borrower will, within 90 days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and its Subsidiaries and the projections presented for the current fiscal year of Borrower.
5.14.Cash Management. On or before the Fourth Amendment Closing Date, the Loan Parties shall establish their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates and will maintain such depository and treasury management relationships at all times during the term of the Agreement.
5.15.Insurance Deliveries. The Borrower will, within fifteen (15) Business Days following the date hereof, deliver a lender's loss payee endorsement with respect to the Loan Parties' property insurance policies, in form and substance satisfactory to Agent.
5.16.Foreign Qualification Certificate. Borrower will, within ten (10) Business Days following the date hereof, deliver to Agent a certificate of good standing for Borrower dated during such period on or after the date hereof issued by the Secretary of the State of Texas.

6.	NEGATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1.Indebtedness. Borrower will not, and will not permit any Loan Party or any Subsidiary of any Loan Party to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2.Liens. Borrower will not, and will not permit Parent or any other Subsidiary of Parent to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3.Restrictions on Fundamental Changes. Borrower will not, and will not permit Parent or any other Subsidiary of Parent to,
(a)other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,
(b)liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) are subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or
(c)suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4.Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.10, Borrower will not, and will not permit Parent or any other Subsidiary of Parent to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.
6.5.Nature of Business. Borrower will not, and will not permit any Loan Party or any Subsidiary of any Loan Party to make any material change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and such Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6.Prepayments and Amendments. Borrower will not, and will not permit Parent or any other Subsidiary of Parent to,
(a)Except (x) in connection with Refinancing Indebtedness permitted by Section 6.1 and (y) in respect to Senior Notes, to the extent funded substantially contemporaneously from the proceeds of the issuance of additional Senior Notes,
(i)optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances, or
(ii)make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable thereto, or
(b)Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness if such amendment, modification or change (1) would not be permitted under any subordination agreement or other subordination terms and conditions applicable thereto in effect at such time with respect to such Permitted Indebtedness or (2) would be adverse to the Agent or Lenders in any material respect, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, or
(ii)the Governing Documents of Parent, any Loan Party or any of their respective Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7.Restricted Payments. Borrower will not, and will not permit Parent or any other Subsidiary of Parent to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as (i)  except with respect to clauses (d), (f), (g), (h), (i), (j), (k), (l), and (m) below, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) except with respect to clauses (d), (f), (g), (h), (i), (j), (k), (l), and (m) below, Liquidity equals or exceeds $20,000,000 after giving effect to the making of such Restricted Payment, (iii) except with respect to clauses (f), (g), (h), (i), (j), (k), (l), and (m) below, Parent and its Subsidiaries would have been in compliance with the financial covenants in Section 7 for the 12 month period ended immediately prior to the date of such proposed Restricted Payment as if a Financial Covenant Period was in effect, (iv) with respect to clause (f) below, no Default or Event of Default pursuant to Sections 8.4 and 8.5 shall have occurred and be continuing or would result therefrom, and (v) with respect to clause (g) below, no Default or Event of Default pursuant to Sections 8.1, 8.2(a)(iii), 8.4, and 8.5 shall have occurred and be continuing or would result therefrom:
(a)Borrower or any other Subsidiary may make distributions to Parent and Parent may make concurrent distributions to former employees, officers, or directors of Parent or Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons, provided, that the aggregate amount of such redemptions made by Parent (whether in exchange for cash or the issuance of Indebtedness permitted pursuant to clause (l) of the definition of Permitted Indebtedness) does not exceed $750,000 in the aggregate,

(b)Parent may make distributions to former employees, officers, or directors of Parent or Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent;
(c)Borrower or any other Subsidiary of Parent may make distributions to Parent for (i) the concurrent payment of the purchase price in connection with a Permitted Acquisition, (ii) the concurrent issuance of a dividend to the holders of Parent's Equity Interests, (iii) the concurrent repurchase of Equity Interests of Parent from holders thereof, (iv) the capitalization of new Subsidiaries of Parent that are Loan Parties and have complied with Section 5.11 and (v) the capitalization of Subsidiaries not required to guarantee the Obligations under Section 5.11 in an amount not to exceed (x) $100,000 (minus the amount of any Investments made in such Subsidiary under clause (p) of the definition of "Permitted Investments") with respect to any such Subsidiary and (y) $1,000,000 (minus the aggregate amount of any Investments made in such Subsidiaries under clause (p) of the definition of "Permitted Investments) in the aggregate with respect to all such Subsidiaries;
(d) Borrower may make distributions to Parent (i) in an aggregate amount not to exceed $2,500,000 in any fiscal year to the extent necessary to permit Parent to pay general holding company administrative, compliance, accounting and legal costs and expenses (including the cost of director and officer indemnity insurance and the payment of independent director fees and expenses), in each case incurred in the ordinary course of business of the Loan Parties and (ii) so long as Parent files a consolidated return with Borrower, to the extent necessary to permit Parent to discharge the consolidated Tax liabilities of Parent and its Subsidiaries, in each case so long as Parent substantially concurrently applies the amount of any such distributions for such purpose;
(e)Borrower may make payments with respect to Indebtedness permitted by clause (q) of the definition of Permitted Indebtedness;
(f)Borrower may make cash distributions to Parent in amounts necessary for Parent to reasonably concurrently make, and Parent may make cash interest payments when and as required by the terms of the Senior Notes Debt and the Senior Notes Documents;
(g)Borrower may make cash distributions to Parent in amounts necessary for Parent to reasonably concurrently make, and Parent may make, payments of principal or cash settlement payments as required or permitted by the terms of the Senior Notes Debt and the Senior Notes Documents, in each case upon conversion of all or any portion the Senior Notes Debt, other than with respect to any portion of such Senior Notes Debt that is the subject of a refinancing funded with the proceeds of the issuance of additional Senior Notes upon consummation thereof;
(h)Borrower may make cash distributions to Parent in amounts necessary for Parent to reasonably concurrently make, and Parent may make, payments of principal on the Senior Notes Debt as required by the terms of the Senior Notes Debt and the Senior Notes Documents, upon acceleration, required repurchase, or at maturity of such Senior Notes Debt, other than with respect to any portion of such Senior Notes Debt that is the subject of a refinancing funded with the proceeds of the issuance of additional Senior Notes upon consummation thereof;
(i)Borrower may make cash distributions to Parent in amounts necessary for Parent to reasonably concurrently make, and Parent may make, cash payments when and as required by the terms of the Convertible Bond Hedge Transactions, the Convertible Bond Hedge Documents; the Warrant Transactions, and the Warrant Transaction Documents;

(j)Parent may make payments of premium under the Convertible Bond Hedge Transactions; provided, that such payments are funded in their entirety by proceeds received by Parent pursuant to the Senior Notes Documents and the Warrant Transaction Documents;
(k)Borrower may make cash distributions to Parent in amounts necessary for Parent to reasonably concurrently make, and Parent may make, payments in respect of repurchases of Senior Notes Debt pursuant to arm's length, negotiated transactions with non-Affiliate holders of such Senior Notes Debt provided that Parent shall, within three (3) Business Days of any such cash distribution, contribute to Borrower an amount equal to such cash distribution, funded from the proceeds of the issuance of additional Senior Notes;
(l)Parent may make payments in connection with the full or partial termination of Convertible Bond Hedge Transactions and Warrant Transactions substantially contemporaneously with the full or partial repurchase, redemption or repayment of the Senior Notes related thereto; and
(m)on or about the Tenth Amendment Closing Date, Borrower may make a one-time cash distribution to Parent in an aggregate amount not to exceed $150,000,000.
6.8.Accounting Methods
. Parent will not, and will not permit Parent or any other Subsidiary of Parent to modify or change its fiscal year or its method of accounting (other than as may be required to conform to Applicable Accounting Principles).
6.9.Investments. Borrower will not, and will not permit Parent or any other Subsidiary of Parent to directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10.Transactions with Affiliates. Borrower will not, and will not permit Parent or any other Subsidiary of Parent to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:
(a)transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(b)so long as it has been approved by Parent's or its applicable Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,
(c)so long as it has been approved by Parent's or its applicable Subsidiary's board of directors (or comparable governing body) if required by applicable law or Parent's or such Subsidiary's Governing Documents, the payment of reasonable compensation, severance, indemnification, employee benefit arrangements and expense reimbursements to employees, officers, and outside directors of Parent or the applicable Subsidiary, in each case in the ordinary course of business and consistent with industry practice,
(d)transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance,

(e)the payment of reasonable out-of-pocket expenses pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures that are permitted by this Agreement, and
(f)transactions among Loan parties not otherwise prohibited under this Agreement.
6.11.Use of Proceeds. Borrower will not, and will not permit Parent or any other Subsidiary of Parent to use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the notice of borrowing and letter of direction delivered by Borrower to Agent on the Closing Date, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors), including, without limitation, to pay consideration and associated costs and expenses payable in connection with the consummation of Permitted Acquisitions. For the avoidance of doubt, Borrower and Parent may make Permitted Acquisitions without utilizing the proceeds of a Loan.
6.12.Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests, the Senior Notes Debt and the Warrant Transactions by Parent, Borrower will not, and will not permit Parent or any other Subsidiary of Parent to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests. Notwithstanding the foregoing, PROS Middle East shall be permitted to issue its Equity Interests to UAE Sponsor and enter into all agreements and arrangements in connection with such issuance, so long as (i) UAE Sponsor at no time holds more than 51% of the total issued and outstanding Equity Interests in PROS Middle East, (ii) PROS Ireland at all times holds 100% of the total issued and outstanding Equity Interests in PROS Middle East not held by UAE Sponsor, (iii) UAE Sponsor's ownership of such Equity Interests in PROS Middle East is subject to the PROS Middle East Governing Documents, (iv) UAE Sponsor and PROS Ireland are party to the PROS Middle East Shareholders Agreement; (v) pursuant to the PROS Middle East Loan Agreement, UAE Sponsor has created a first fixed charge over its Equity Interests in PROS Middle East in favor of PROS Ireland and has assigned to PROS Ireland all dividends, interest, and other income attaching to its Equity Interests in PROS Middle East or in any way arising out of or in connection with UAE Sponsor's ownership of its Equity Interests in PROS Middle East at any time after the date of such PROS Middle East Loan Agreement, (vi) PROS Ireland has, at all times, a duly executed and effective power of attorney granted by UAE Sponsor in its favor in respect of UAE Sponsor's Equity Interests in PROS Middle East, and PROS Middle East General Manager has, at all times, a duly executed and effective power of attorney granted by PROS Middle East in its favor in respect of the management and operation of PROS Middle East in the Emirate of Abu Dhabi and the United Arab Emirates, in each case, in form and substance satisfactory to Agent (collectively, the "UAE Powers of Attorney"), (vii) UAE Sponsor and PROS Ireland are party to the PROS Middle East Sponsor Services Agreement, and (viii) PROS Ireland and PROS Middle East are party to the PROS Middle East Management Services Agreement.

6.13.Parent as a Holding Company. Borrower will not permit Parent to incur any liabilities (other than liabilities arising under the Senior Notes Documents (including, for the avoidance of doubt, any liabilities arising pursuant to Parent's consummation of a Permitted 2014 Senior Notes Refinancing), the Convertible Bond Hedge Documents, the Warrant Transaction Documents and the Loan Documents to which it is a party), own or acquire any assets (other than (i) the Equity Interests the Borrower or of any Loan Party or any other Subsidiary (provided that Borrower has complied with Section 5.11 with respect to each such Subsidiary) acquired in connection with the consummation of Permitted Acquisitions, (ii) proceeds of issuances of Equity Interests to the extent such issuances are permitted under this Agreement, (iii) proceeds of Restricted Payments received from Subsidiaries and permitted under this Agreement, so long as the proceeds of any such Restricted Payment are used substantially concurrently by Parent for such permitted purpose, (iv) its rights under the Convertible Bond Hedge Documents, and (v) the Parent Trademark) or engage itself in any operations or business, except in connection with its ownership of Borrower, its rights and obligations under the Loan Documents, its rights and obligations under each of the Senior Notes Documents, the Convertible Bond Hedge Documents and the Warrant Transaction Documents, and its operations as a holding company to the extent such operations are expressly permitted to be engaged in by Parent under this Agreement.

7.	FINANCIAL COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, commencing on the date on which a Financial Covenant Period begins and measured as of the end of the fiscal quarter immediately preceding the date on which a Financial Covenant Period first begins and as of each fiscal quarter end thereafter during such Financial Covenant Period, Borrower will:
(a)Minimum EBITDA. Achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
($44,300,000)	For the 12 month period ending on March 31, 2017
($48,900,000)	For the 12 month period ending on June 30, 2017
($51,000,000)	For the 12 month period ending on September 30, 2017
($45,900,000)	For the 12 month period ending on December 31, 2017
($40,300,000)	For the 12 month period ending on March 31, 2018
($36,700,000)	For the 12 month period ending on June 30, 2018
($32,200,000)	For the 12 month period ending on September 30, 2018
($26,800,000)	For the 12 month period ending on December 31, 2018
($21,700,000)	For the 12 month period ending on March 31, 2019
($17,000,000)	For the 12 month period ending on June 30, 2019
($11,700,000)	For the 12 month period ending on September 30, 2019
($6,200,000)	For the 12 month period ending on December 31, 2019
$0	For the 12 month period ending on March 31, 2020
$6,500,000	For the 12 month period ending on June 30, 2020
$14,000,000	For the 12 month period ending on September 30, 2020
$25,000,000	For the 12 month period ending on December 31, 2020
$30,000,000	For the 12 month period ending on March 31, 2021 and the 12 month period ending each June 30, September 30, December 31 and March 31 thereafter
(b)Liquidity. Maintain Liquidity of at least $20,000,000 at all times.
(c)Minimum Recurring Revenue. Achieve Recurring Revenue, measured on a quarter-end basis of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$80,000,000	For the 12 month period ending on March 31, 2017
$80,000,000	For the 12 month period ending on June 30, 2017
$80,000,000	For the 12 month period ending on September 30, 2017
$80,000,000	For the 12 month period ending on December 31, 2017
$90,000,000	For the 12 month period ending on March 31, 2018
$90,000,000	For the 12 month period ending on June 30, 2018
$90,000,000	For the 12 month period ending on September 30, 2018
$90,000,000	For the 12 month period ending on December 31, 2018
$100,000,000	For the 12 month period ending on March 31, 2019 and the 12 month period ending each June 30, September 30, December 31, and March 31 thereafter

8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1.Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group or reimbursement of Lender Group Expenses, (other than any portion thereof constituting principal), including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding, and such failure continues for a period of 3 Business Days, (b) any other amounts constituting Obligations (other than principal of the Loans or amounts owing to an Issuing Lender in reimbursement of a drawing under a Letter of Credit), and such failure continues for a period of 5 Business Days, (c) all or any portion of the principal of the Loans, or (d) any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit.
8.2.Covenants. If Parent, any Loan Party or any of their respective Subsidiaries, as applicable:
(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if Parent or a Loan Party, as applicable, is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Parent or a Loan Party, as applicable, refuses to allow Agent or its representatives or agents to visit such Person's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Person's affairs, finances, and accounts with officers and employees of such Person), 5.10, 5.11, 5.13, 5.14, 5.15 or 5.16 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if Parent or a Loan Party is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any Senior Management Member or (ii) the date on which written notice thereof is given to Borrower by Agent; or
(c)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any Senior Management Member or (ii) the date on which written notice thereof is given to Borrower by Agent;
8.3.Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Parent, any Loan Party or any of their respective Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by Parent, any Loan Party or any of their respective Subsidiaries (other than an Immaterial Subsidiary);
8.5.Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against Parent, any Loan Party or any of their respective Subsidiaries (other than an Immaterial Subsidiary) and any of the following events occur: (a) Parent, such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Parent, such Loan Party or such Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6.Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $500,000 or more;
8.7.Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered by or on behalf of Parent or a Loan Party in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.Guaranty. If the obligation of any Guarantor under any guaranty of the Obligations is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9.Security Documents. If the Guaranty and Security Agreement, Pledge Agreement, or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $500,000, or (c) as the result of an action or failure to act on the part of Agent or any Lender;
8.10.Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent or any Lender) be declared to be null and void, or a proceeding shall be commenced by Parent or any Loan Party or by any Governmental Authority having jurisdiction over Parent or Loan Party, seeking to establish the invalidity or unenforceability thereof, or Parent or any Loan Party shall deny that Parent or such Loan Party has any liability or obligation purported to be created under any Loan Document;
8.11.Change in Control. A Change in Control shall occur, whether directly or indirectly; or
8.12.Senior Notes Debt; Convertible Bond Hedge Transactions; Warrant Transactions.
(a)If at any time the difference between (i) the sum of (1) Liquidity plus (2) Parent's unrestricted cash and Cash Equivalents minus (ii) the aggregate amount of all outstanding obligations of Parent then due and payable in cash by Parent in respect of the Senior Notes Debt and the Senior Notes Documents fails to equal at least $20,000,000;
(b)If at any time the difference between (i) the sum of (1) Liquidity plus (2) Parent's unrestricted cash and Cash Equivalents minus (ii) the aggregate amount of all outstanding obligations of Parent then due and payable in cash in respect of the Convertible Bond Hedge Transactions and the Convertible Bond Hedge Documents (including, in each case, outstanding obligations of Parent then due and payable in cash in respect of a termination thereof) fails to equal at least $20,000,000; or
(c)If at any time the difference between (i) the sum of (1) Liquidity plus (2) Parent's unrestricted cash and Cash Equivalents minus (ii) the aggregate amount of all outstanding obligations of Parent then due and payable in cash in respect of the Warrant Transactions and the Warrant Transaction Documents (including, in each case, outstanding obligations of Parent then due and payable in cash in respect of a termination thereof) fails to equal at least $20,000,000.

9.	RIGHTS AND REMEDIES.
9.1.Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)(i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, (ii) terminate any Letter of Credit that may be terminated in accordance with its terms, and (iii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent to be held as security for Borrower's reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Lender to issue Letters of Credit; and
(c)exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrower's reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, and (2) Bank Product Collateralization to be held as security for Borrower's or its Subsidiaries' obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.
9.2.Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.
10.1.Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2.The Lender Group's Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower; provided that each of Agent and each Lender shall deal with any Collateral in its possession in the same manner as Agent or such Lender deals with similar property for its own account.
10.3.Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys', experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys', or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. SUBJECT TO THE FOREGOING PROVISIONS OF THIS SECTION 10.3, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	PROS, INC. 3100 Main Street Suite 900 Houston, Texas 77002 Attn: Damian Olthoff Fax No. (713) 335-7979

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 2450 Colorado Avenue, Suite 3000W Santa Monica, California 90404 Attn: Technology Finance Manager Fax No. (310) 453-7443

with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Maria T. McGuire, Esq. Fax No. (312) 332-2196
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING LENDER, OR THE UNDERLYING ISSUER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
(i)WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.
(ii)THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii)UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv)EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi)THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
(vii)THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.Assignments and Participations.
(a)(i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B)Agent, Swing Lender, and Issuing Lender.
(ii)Assignments shall be subject to the following additional conditions:
(A)no assignment may be made (i) so long as no Event of Default has occurred and is continuing, to a Competitor, or (ii) to a natural person,
(B)no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(C)the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);
(D)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(E)the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee; the Assignment and Acceptance shall include a representation and warranty (which shall be expressly for the benefit of the Lender Group) that, as of the date of the assignment, it does not have any material non-public information with respect to Parent or its Subsidiaries that (I) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Parent or its Subsidiaries) prior to such time and (II) could not reasonably be expected to have a material effect upon, or otherwise be material, to a Lender's decision to participate in any assignment pursuant to this Section 13.1.
(F)unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500; and
(G)the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").
(b)From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).

(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
(g)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.
(i)In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j)Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.
13.2.Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1.Amendments and Waivers.
(a)No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter, which may be amended by the parties thereto), and no consent with respect to any departure by Parent or Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(ii)postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)reduce the principal of, or the rate of interest on, any Loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)amend, modify, or eliminate Section 3.1 or 3.2,
(vi)amend, modify, or eliminate Section 15.11,
(vii)other than as permitted by Section 15.11, release Agent's Lien in and to any of the Collateral,
(viii)amend, modify, or eliminate the definitions of "Required Lenders" or "Pro Rata Share",
(ix)contractually subordinate any of Agent's Liens,
(x)other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents, or
(xi)amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(e) or (f).

(b)No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),
(ii)any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,
(c)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrower, and the Required Lenders,
(d)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, and the Required Lenders,
(e)Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.
14.2.Replacement of Certain Lenders.
(a)If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3.No Waivers; Cumulative Remedies
. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Parent and Borrower of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.
15.1.Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2.Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys' in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
15.4.Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5.Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys', accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8.Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.

15.9.Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or an Event of Default exists) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10.Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11.Collateral Matters.
(a)The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of any Loan Party in respect of) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
15.12.Restrictions on Actions by Lenders; Sharing of Payments.
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13.Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

15.14.Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15.Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each financial examination report respecting Parent or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any financial examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent's and its Subsidiaries' books and records, as well as on representations of Borrower's personnel,
(d)agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17.Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.
16.1.Payments. All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein; provided, that Borrower shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies ("Other Taxes") that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes or Other Taxes arising in connection with this Agreement or any other Loan Document (including, without limitation, any Indemnified Taxes or Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of such Tax Indemnitee as finally determined by a court of competent jurisdiction). The obligations of the Borrower and Loan Parties under this Section 16 shall survive the termination of this Agreement and the repayment of the Loans.
16.2.Exemptions.
(a)Any Lender or Participant that is entitled to an exemption from or reduction of United States withholding Tax, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), prior to the Closing Date (or upon becoming a Lender or Participant by assignment or participation) and at any time or times prescribed by applicable laws or reasonably requested by Borrower or the Agent, such properly completed and executed documentation prescribed by applicable laws as will permit such payments to be made without United States withholding or at a reduced rate of withholding. In addition, any Lender or Participant, if requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable laws or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender or Participant is subject to United States backup withholding or information reporting requirements.
(b)Without limiting the generality of the foregoing, if a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Borrower (with a copy to Agent) (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W‑8BEN or Form W‑8IMY (with proper attachments);
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W‑8BEN;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W‑8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W‑8IMY (with proper attachments); or
(v)a properly completed and executed copy of any other form or forms, including IRS Form W‑9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(c)Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Borrower (with a copy to Agent) (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Borrower and Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Borrower and Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Borrower and Agent will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
16.3.Reductions.
(a)If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4.Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17.	GENERAL PROVISIONS.
17.1.Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4.Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7.Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.Revival and Reinstatement of Obligations; Certain Waivers. If the incurrence or payment of the Obligations by Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of the Lender Group related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9.Confidentiality.
(a)Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys' for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of the Agent.

(c)The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the "Platform") and certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10.Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstand-ing or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11.Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties' senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
17.12.Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	PROS, INC., a Delaware corporation By: Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, as Administrative Agent, as Lead Arranger and as Sole Book Runner By: Name: Its Authorized Signatory

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
"2014 Indenture" means (a) that certain Indenture dated as of December 10, 2014 by and between 2014 Senior Notes Trustee and the Parent, and (b) following any Permitted 2014 Senior Notes Refinancing, each indenture pursuant to which any of the 2014 Senior Notes are issued.
"2014 Senior Notes" means (a) the convertible senior notes issued pursuant to the 2014 Senior Notes Documents and evidencing the 2014 Senior Notes Debt, and (b) following any Permitted 2014 Senior Notes Refinancing, the notes of Parent issued in connection therewith (or any replacement notes issued in exchange therefor in respect of such notes pursuant to a requirement to exchange initially issued notes that are not publicly registered with new notes that are publicly registered).
"2014 Senior Notes Debt" means the convertible Indebtedness issued on or before January 18, 2015 (or, following the consummation of a Permitted 2014 Senior Notes Refinancing, on the date of such Permitted 2014 Senior Notes Refinancing) pursuant to the 2014 Indenture in an aggregate outstanding principal amount not to exceed $143,750,000 at any time, in each case issued by Parent and evidenced by the 2014 Senior Notes Documents.
"2014 Senior Notes Documents" means each 2014 Indenture and all other agreements, instruments and documents relating thereto.
"2014 Senior Notes Trustee" means (a) Wilmington Trust, National Association, in its capacity as trustee pursuant to the 2014 Indenture, and (b) following any Permitted 2014 Senior Notes Refinancing, any Person party to any 2014 Indenture as trustee.
"2017 Indenture" means that certain Indenture dated on or before June 30, 2017 by and between 2017 Senior Notes Trustee and the Parent.
"2017 Senior Notes" means the convertible senior notes issued pursuant to the 2017 Senior Notes Documents and evidencing the 2017 Senior Notes Debt.
"2017 Senior Notes Debt" means the convertible Indebtedness issued on or before June 30, 2017 pursuant to the 2017 Indenture, with a cash-pay interest rate not to exceed 2.25% per annum, in an aggregate principal amount at maturity of up to $106,250,000, in each case issued by Parent and evidenced by the 2017 Senior Notes Documents.
"2017 Senior Notes Documents" means the 2017 Indenture and all other agreements, instruments and documents relating thereto.
"2017 Senior Notes Trustee" means Wilmington Trust, National Association.
"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Acquired Indebtedness" means Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower or any Subsidiaries of Parent in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.
"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys', and agents.
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).
"Agent's Liens" means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.
"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.
"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
"Applicable Accounting Principles" shall mean GAAP, or if later adopted by Parent with prior written notice to Agent, IFRS.
"Applicable Margin" has the meaning specified therefor in the Fee Letter.
"Applicable Multiple" means (i) from the Closing Date through December 31, 2012, 1.4, (ii) from January 1, 2013, 2012 through June 30, 2013, 1.3, (iii) at all times after June 30, 2013, 1.25.

"Applicable Unused Line Fee Margin" has the meaning specified therefor in the Fee Letter.
"Application Event" means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
"Authorized Person" means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.
"Availability" means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
"Bank Product" means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial credit cards (including so-called "procurement cards" or "P-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Bank Product Agreements" means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Loan Parties or their Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Loan Parties or their Subsidiaries.
"Bank Product Provider" means Wells Fargo or any of its Affiliates (including WFCF), including each of the foregoing in its capacity, if applicable, as a Hedge Provider.
"Bank Product Reserves" means, as of any date of determination, those reserves that Agent in its Permitted Discretion deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of Loan Parties and their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.
"Base Rate" has the meaning specified therefor in the Fee Letter.

"Base Rate Loan" means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
"Base Rate Margin" has the meaning specified therefor in the Fee Letter.
"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA or Section 412 of the IRC for which Parent or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Borrower" has the meaning specified therefor in the preamble to the Agreement.
"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with Applicable Accounting Principles, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) Capitalized Software Development Costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (f) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Parent or any of its Affiliates).
"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with Applicable Accounting Principles.
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with Applicable Accounting Principles.
"Capitalized Software Development Costs" means all direct and allocated costs capitalized subsequent to establishing technological feasibility of internally developed computer software products and/or services to be sold, leased, or otherwise marketed, or to be used in the delivery or development of software products to be sold, leased, or otherwise marketed, in each case in accordance with Applicable Accounting Principles, including but not limited to materials, payroll and payroll-related employee costs, purchased software to be sold, leased or otherwise marketed that has an alternative future use, and third party contract services. For the avoidance of doubt, Capitalized Software Development Costs shall not include capitalized software resulting from purchase price allocations in connection with a Permitted Acquisition and shall not include purchased software not to be sold, leased or otherwise marketed or used in the delivery or development of software to be sold, leased or otherwise marketed.
"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having a minimum long-term rating of at least A from Standard & Poor's Rating Group ("S&P"), at least A2 from Moody's Investors Service, Inc. ("Moody's"), or at least A from Fitch Rating Service ("Fitch"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P, at least P-2 from Moody's, or at least F-2 from Fitch, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.
"CFC" means a controlled foreign corporation (as that term is defined in the IRC).
"Change in Control" means the occurrence of any of the following:
(a)any Person or two or more Persons acting in concert (other than Permitted Holders, whether directly or indirectly), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 40% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;
(b)any Person or two or more Persons acting in concert (other than Permitted Holders, whether directly or indirectly), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 40% or more of the combined voting power of such Equity Interests; or
(c)during any period of 12 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent or any Subsidiary of Parent such that a majority of the Members of such Board of Directors are not Continuing Directors;
(d)Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of Borrower;
(e)Parent or Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or
(f)any "Change in Control" as reported by Parent in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or Item 1 of Form 8 K promulgated under the Exchange Act.
"Closing Date" means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.
"Code" means the New York Uniform Commercial Code, as in effect from time to time.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Commitment" means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Competitor" shall have the meaning specified therefor in the Fee Letter.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Convertible Bond Hedge Documents" means one or more convertible bond hedge confirmation agreements by and between Parent and the option counterparties party thereto and dated on or about the date or dates of issuance of any Senior Notes Debt, and all other agreements, instruments and documents relating thereto.
"Convertible Bond Hedge Transactions" means the transactions evidenced by the Convertible Bond Hedge Documents.
"Copyright Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Deposit Account" means any deposit account (as that term is defined in the Code).
"Designated Account" means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).
"Disqualified Equity Interests" shall mean any Equity Interests that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
"Dollars" or "$" means United States dollars.
"Earn-Outs" shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.
"EBITDA" means, with respect to any fiscal period:
(a)Parent's consolidated net earnings (or loss),
minus
(b)without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)	any extraordinary, unusual, or non-recurring gains,

(ii)	interest income,

(iii)	Capitalized Software Development Costs to the extent capitalized during such period,

(iv)	exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v)	income arising by reason of the application of ASC 805,
plus
(c)without duplication, the sum of the following amounts of Parent and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)	any extraordinary, unusual, or non-recurring non-cash losses,

(ii)	Interest Expense,

(iii)
tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)	depreciation and amortization, including any deferred financing fees, for such period,

(v)
with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Parent or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days of the consummation of such Permitted Acquisition, (i)  if Liquidity is less than or equal to $30,000,000 as of the last day of the applicable twelve month period, up to an aggregate amount (for all such items in this clause (v) not to exceed $1,000,000 in any fiscal year and (ii) in any amount (A) to the extent such costs, fees, charges, or expenses in this clause (v) are paid with proceeds of new equity investments in exchange for Qualified Equity Interests of Parent contemporaneously with the issuance of such Qualified Equity Interests, or (B) if Liquidity is in excess of $30,000,000 as of the last day of the applicable twelve month period,

(vi)
with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with Applicable Account Principles purchase accounting rules; and (2) non-cash adjustments in accordance with Applicable Accounting Principles purchase accounting rules under ASC 805, in the event that such an adjustment is required by Parent's independent auditors, in each case, as determined in accordance with Applicable Accounting Principles,

(vii)
fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of ASC 805 to be and are expensed by Parent and its Subsidiaries,

(viii)
non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ix)	one-time cash restructuring charges in an amount not to exceed $500,000 in the aggregate in any applicable twelve month period, and one-time non-cash restructuring charges,

(x)
fees and expenses incurred during such fiscal period in connection with Permitted Dispositions under clauses (a), (g), (h), (k), (o) or (p) of the definition thereof and Permitted Investments under clauses (f), (h), (j), (l), (n) or (p) of the definition thereof, not to exceed $250,000 in the aggregate in any applicable twelve month period,

(xi)	expenses or other charges incurred during such fiscal period in connection with the issuance of debt or equity, not to exceed $250,000 in the aggregate in any applicable twelve month period,

(xii)
fees paid to Agent in connection with the administration of the credit facility contemplated by the Agreement (but excluding any prepayment fee), in an amount not to exceed $100,000 in any applicable twelve month period,

(xiii)	non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations, and

(xiv)	non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets.

(xv)	in each case, determined on a consolidated basis in accordance with Applicable Accounting Principles.
For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a "Reference Period"), (a) if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S‑X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, and (b) EBITDA for the fiscal quarter ended September 30, 2011 shall be deemed to be $ 4,732,625, (c) EBITDA for the fiscal quarter ended December 31, 2011 shall be deemed to be $5,045,035, and (d) EBITDA for the fiscal quarter ended March 31, 2012 shall be deemed to be $4,244,949.
"Eighth Amendment Closing Date" means May 2, 2017.
"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) any other Person approved by Agent and Borrower; provided, that Borrower's consent shall not be unreasonably withheld or delayed and shall not be required during the continuation of an Event of Default, any other Person approved by Agent; provided, that, no Loan Party or Affiliate thereof shall qualify as an Eligible Transferee.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Equipment" means equipment (as that term is defined in the Code).
"Equity Interests" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).
"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Excluded Swap Obligation" means, with respect to Borrower or any other Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the agreement of such Loan Party to be jointly and severally liable for such Swap Obligation of another Loan Party or any guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the agreement of such Loan Party to be liable for such Swap Obligation or guaranty of such Swap Obligation or the grant of such security interest would have become effective with respect to such Swap Obligation but for such Loan Party's failure to constitute an "eligible contract participant" at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such joint and several liability or guaranty or security interest is or becomes illegal or unlawful.
"Excluded Taxes" means with respect to any Lender, any Participant or any other recipient of any payment to be made by or on account of any Obligation hereunder, (i) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) as a result of a present or future connection between any such Lender, Participant or recipient and such jurisdiction or political subdivision or Governmental Authority thereof (other than any such connection arising solely from such Lender, Participant or recipient having executed, delivered or performed their respective obligations under the Loan Documents); (ii) any branch profits Taxes imposed by any jurisdiction described in clause (i); (iii) United States federal taxes that are solely attributable to such Lender's, Participant's or recipient's failure to comply with the requirements of Section 16.2 of the Agreement or resulting from the inaccuracy of any certification made pursuant to Section 16.2, (iv) in the case of a Lender, any United States federal withholding Taxes that would be imposed on amounts payable to such Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Lender was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding Tax at the time such Lender becomes a party to the Agreement (or designates a new lending office) and which withholding Tax may not be eliminated by complying with Section 16.2, and (B) additional United States federal withholding Taxes that may be imposed after the time such Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority; and (v) any United States federal withholding Taxes imposed under FATCA.
"FATCA" means IRC Section 1471 through 1474 as enacted on the Closing Date (or any amended or successor version) and any current or future regulations or official interpretations thereof.
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Fee Letter" means that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent, in form and substance reasonably satisfactory to Agent.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
"Financial Covenant Period" means a period which shall commence on any date (the "Commencement Date") on which Liquidity is less than $50,000,000 or the occurrence of an Event of Default and shall continue until the date upon which each of the following has occurred and is then continuing:
(a)the date that is the last day of the second consecutive full fiscal quarter after the Commencement Date for which financial statements have been delivered to Agent evidencing that Borrower is in compliance with Section 7(a), 7(b), and 7(c) of the Agreement for each such fiscal quarter (including the fiscal quarter in which the Commencement Date occurs),
(b)the last day of the fiscal quarter in which Liquidity for a period of 90 consecutive days after the Commencement Date is greater than or equal to $50,000,000, and
(c)the date that no Event of Default is in existence.
"Fitch" has the meaning specified therefor in the definition of Cash Equivalents.
"Fixed Charges" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with Applicable Accounting Principles, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes accrued during such period.
"Fixed Charge Coverage Ratio" means, with respect to Parent and its Subsidiaries for any period, the ratio of (a) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
"Fourth Amendment" means that certain Waiver and Fourth Amendment to Credit Agreement and First Amendment to Guaranty and Security Agreement dated as of the Fourth Amendment Closing Date among the Borrower, the other Loan Parties party thereto, Agent, and the Lenders party thereto.
"Fourth Amendment Closing Date" means September 8, 2015.
"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with Applicable Accounting Principles, that by its terms matures more than one year after the date of determination, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage and the amount of their Capitalized Lease Obligations.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means (a) each direct and indirect Subsidiary of Parent, and (b) each other Person that becomes a guarantor of the Obligations after the Closing Date pursuant to Section 5.11 of the Agreement.
"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Loan Parties or their respective Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"Hedge Provider" means Wells Fargo or any of its United States organized Affiliates.
"IFRS" means the international financial reporting standards published from time to time by the International Accounting Standards Committee.
"Immaterial Subsidiary" means, at any time, each Subsidiary of Parent which is designated in a written notice by Borrower to Agent as an "Immaterial Subsidiary", (a) for which revenue (excluding any revenue arising from transactions with other Subsidiaries of Parent) for the most recently ended twelve month period is not more than $500,000, (b) for which revenue (excluding any revenue arising from transactions with other Subsidiaries of Parent) for the most recently ended twelve month period (when aggregated with revenue (excluding any revenue arising from transactions with other Subsidiaries of Parent) for all other Immaterial Subsidiaries for such twelve month period) is not more than $2,500,000, (c) for which EBITDA for the most recently ended twelve month period is not more than $100,000, (d) for which EBITDA (when aggregated with EBITDA for all other Immaterial Subsidiaries for such twelve month period) is not more than $500,000, (e) for which the fair market value or net book value of the consolidated assets as of the last day of the most recently ended twelve month period (when aggregated with the fair market value or net book value of the consolidated assets for all other Immaterial Subsidiaries as of the last day of such twelve month period) is not more than $1,000,000, (f) that does not conduct operations material to the business of the Loan Parties and (g) that does not own any intellectual property.
"Included Jurisdiction" means Canada, the United Kingdom, or any political subdivision thereof.
"Included Jurisdiction Subsidiary" means an entity that is organized in an Included Jurisdiction, so long as, if such entity will be a CFC upon consummation of the applicable Permitted Acquisition, (a) the revenue of any such entity for the most recently ended twelve month period is less than $20,000,000 and (b) the revenue of any such entity for the most recently ended twelve month period (when aggregated with the revenue for all other Subsidiaries of Parent that are CFCs for such twelve month period) is not more than 20% of the revenue of the Parent and its Subsidiaries (including such Included Jurisdiction Subsidiary) on a consolidated basis for such twelve month period.
"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Taxes" means, any Taxes other than Excluded Taxes.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered Parent, each of its Subsidiaries and Agent, the form and substance of which is reasonably satisfactory to Agent.
"Interest Expense" means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with Applicable Accounting Principles.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with Applicable Accounting Principles. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.
"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Lender or Underlying Issuer and relating to such Letter of Credit.
"Issuing Lender" means Wells Fargo or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and Issuing Lender shall be a Lender.
"Lead Arranger" has the meaning set forth in the preamble to the Agreement.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for background checks, OFAC/PEP searches, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication in connection with the exercise of remedies after an Event of Default, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) subject to the limitations set forth in Section 2(c) of the Fee Letter, financial examination, appraisal, and valuation fees and expenses of Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (g) Agent's reasonable costs and expenses (including reasonable documented attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with Parent or any of its Subsidiaries, (h) Agent's reasonable documented out-of-pocket costs and expenses (including reasonable documented attorneys' fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) Agent's and each Lender's reasonable documented costs and expenses (including reasonable documented attorneys', accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys', accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, and (j) the fees, charges, commissions and costs provided for in Section 2.11(j) of the Agreement (including any fronting fees) and all other fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time charged by the Underlying Issuer or incurred or charged by Issuing Lender in respect of Letters of Credit and out-of-pocket fees, costs, and expenses charged by the Underlying Issuer or incurred or charged by Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys', and agents.
"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Issuing Lender or a letter of credit (as that term is defined in the Code) issued by Underlying Issuer, as the context requires.
"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all fees, charges and commissions provided for in Section 2.11(j) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Lender, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Letter of Credit Usage on such date.
"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of the Agreement.
"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
"Leverage Ratio" means, as of any date of determination the result of (a) the amount of Parent's Funded Indebtedness as of such date, to (b) Parent's EBITDA for the 12 month period ended as of such date.
"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"LIBOR Notice" means a written notice in the form of Exhibit L-1 to the Agreement.
"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"LIBOR Rate" has the meaning specified therefor in the Fee Letter
"LIBOR Rate Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.
"LIBOR Rate Margin" has the meaning specified therefor in the Fee Letter.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
"Liquidity" means, as of any date of determination, the sum of Availability and Qualified Cash.
"Loan" shall mean any Revolving Loan, Swing Loan or Protective Advance made (or to be made) hereunder.
"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Loan Documents" means the Agreement, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty and Security Agreement, the Pledge Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent, Borrower or any of Parent's other Subsidiaries and any member of the Lender Group in connection with the Agreement.

"Loan Party" means Borrower or any Guarantor.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.
"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent's and its Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.
"Maturity Date" means March 1, 2022.
"Maximum Revolver Amount" means $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.
"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent, Borrower or any Subsidiary of Parent in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
"Ninth Amendment" means that certain Ninth Amendment to Credit Agreement dated as of the Ninth Amendment Closing Date among the Borrower, Agent, and the Lenders party thereto.
"Ninth Amendment Closing Date" means June 15, 2017.
"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.
"Obligations" means (a) all Loans (including the Revolving Loans (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of an Underlying Letters of Credit, and (c) all Bank Product Obligations; provided, that the Obligations shall not include

Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Lender for amounts paid or payable pursuant to Letters of Credit or Reimbursement Undertakings and the amount necessary to reimburse Underlying Issuer for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, (v) Lender Group Expenses (whether or not Borrower has been notified of the incurrence of such Lender Group Expenses), (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document (excluding Excluded Swap Obligations). Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Other Taxes" has the meaning specified therefor in Section 16.1(a) of the Agreement.
"Parent" means PROS Holdings, Inc., a Delaware corporation.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.
"Patent Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.
"Parent Trademark" means that certain trademark owned by Parent and registered with the United States Patent and Trademark Office with serial number 85846744, registration number 4403289 and the registration date of September 17, 2013.
"Patriot Act" has the meaning specified therefor in Section 4.13 of the Agreement.
"Perfection Certificate" means a certificate in the form of Exhibit P-1 to the Agreement.
"Permitted 2014 Senior Notes Refinancing" means each refinancing of any portion of the 2014 Senior Notes by Parent in accordance with the 2014 Indenture under which such 2014 Senior Notes were issued on or prior to December 1, 2019 with the proceeds of Indebtedness issued under new notes, so long as (i) the maturity date of such new notes is not earlier than the Maturity Date, and such new notes do not require any scheduled amortization payments prior to the maturity thereof or any mandatory prepayments not required by either the 2014 Senior Notes being refinanced thereby or the 2017 Senior Notes, (ii) the cash-pay interest rate applicable to such new notes does not exceed the cash-pay interest rate applicable to the 2014 Senior Notes being refinanced thereby by more than 2.0% per annum, (iii) the terms of such new notes, taken as a whole, are materially no less favorable to Agent and Lenders and no more restrictive on Parent and the other Loan Parties than the 2014 Senior Notes being refinanced thereby, (iv) such new notes are unsecured, (v) such new notes shall not be recourse to any Person other than Parent, and (vi) Borrower shall have notified Agent of Parent's intent to refinance the 2014 Senior Notes no later than ten (10) Business Days prior to the closing date of such refinancing transaction and shall have provided copies of all material documents pertaining to such new notes to Agent no later than three (3) Business Days prior to the execution thereof (the conditions described in clauses (i) through (vi) above with respect to any refinancing of the 2014 Senior Notes, the "Permitted 2014 Senior Notes Refinancing Conditions").

"Permitted 2014 Senior Notes Refinancing Conditions" shall have the meaning ascribed thereto in the definition of "Permitted 2014 Senior Notes Refinancing".
"Permitted Acquisition" means any Acquisition so long as:
(a)no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b)no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f), (g), (m), (n), (q) or (t) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
(c)with respect to any proposed Acquisition for which the total consideration (including all Earn-Outs and other deferred payment obligations payable by the acquiror and including the value of any Rollover Equity) is in excess of $5,000,000, Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S‑X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the four fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition as if a Financial Covenant Period was in effect, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition as if a Financial Covenant Period was in effect,
(d)with respect to any proposed Acquisition for which the total consideration (including all Earn-Outs and other deferred payment obligations payable by the acquiror and including the value of any Rollover Equity) is in excess of $10,000,000, Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis,
(e)Borrower shall have Availability plus Qualified Cash in an amount equal to or greater than $20,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
(f)[intentionally omitted],
(g)Borrower has provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(h)the assets being acquired (other than a de minimis amount of assets in relation to Parent's and its Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
(i)the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or an Included Jurisdiction or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or is an Included Jurisdiction Subsidiary, provided, that Borrower and Parent may acquire assets located in any other jurisdiction or the Equity Interests of a Person organized in any other jurisdiction so long as (x) the aggregate consideration (including all Earn-Outs and other deferred payment obligations payable by the acquiror and including the value of any Rollover Equity) for all such Permitted Acquisitions during the term of the Agreement does not exceed $30,000,000, (y) immediately before and after giving effect to such proposed Acquisition, Liquidity is not less than $50,000,000 and (z) the revenue of any such Person for the most recently ended twelve month period (when aggregated with the revenue for all other Subsidiaries of Parent that are CFC's for such twelve month period) is not more than 20% of the revenue of the Parent and its Subsidiaries (including such Person) on a consolidated basis for such twelve month period.
(j)the subject assets are being acquired directly by a Borrower or one of Parent's Subsidiaries that is a Loan Party, or the subject Equity Interests are being acquired directly by Borrower, Parent, or one of Parent's Subsidiaries that is a Loan Party, and, in connection therewith, Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, Parent, Borrower or the applicable Loan Party shall have demonstrated to the reasonable satisfaction of Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
(k)the purchase consideration payable in respect of any single Permitted Acquisition or series of related Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations and including the value of any Rollover Equity) shall not exceed $90,000,000 in the aggregate.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.
"Permitted Dispositions" means:
(a)sales, abandonment, or other dispositions of Equipment that is significantly worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,
(b)sales of inventory to buyers in the ordinary course of business,
(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)the licensing, or granting of an option to license, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)the granting of Permitted Liens,
(f)the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)any involuntary loss, damage or destruction of property,
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)the leasing or subleasing of assets of Borrower or any other Subsidiary of Parent in the ordinary course of business,
(j)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,
(k)(i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower or any other Subsidiary of Parent to the extent, as determined by Borrower in its reasonable business judgment not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
(l)the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
(m)the making of Permitted Investments,
(n)so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Parent or any of its Subsidiaries (other than Borrower) to a Loan Party (other than Parent), and (ii) from any Subsidiary of Parent Borrower that is not a Loan Party to any other Subsidiary of Parent Borrower, and
(o)dispositions of assets acquired by Borrower or any other Subsidiary of Parent pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable (as determined by Borrower in its reasonable business judgment) in connection with the business of Borrower, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, and
(p)sales or dispositions of assets (other than Equity Interests of Subsidiaries of Parent ) not otherwise permitted in clauses (a) through (o) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $1,000,000.
"Permitted Holders" means Ronald F. Woestemeyer and Mariette M. Woestemeyer.
"Permitted Indebtedness" means:
(a)Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
(b)Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)endorsement of instruments or other payment items for deposit,
(e)Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or any other Subsidiary of Parent, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)unsecured Indebtedness of Parent or a Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 181 days after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 181 days after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 181 days after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent,
(g)Acquired Indebtedness in an amount not to exceed $5,000,000 outstanding at any one time, so long as immediately before and after giving effect to the applicable Permitted Acquisition, Liquidity is not less than $30,000,000,
(h)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(i)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)the incurrence by Borrower or any other Subsidiary or Parent of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower's and such Subsidiaries' operations and not for speculative purposes,
(k)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards"), or Cash Management Services,
(l)unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $750,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $5,000,000 at any one time outstanding, (ii) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
(n)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(o)Indebtedness composing Permitted Investments,
(p)unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(q)unsecured Indebtedness of Parent its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to Parent or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as (i) the amount of any such unsecured Indebtedness incurred in connection with a particular Permitted Acquisition does not exceed 40% of the aggregate consideration for such Permitted Acquisition, (ii) the aggregate amount of such unsecured Indebtedness does not exceed $30,000,000 at any time outstanding and (iii) no cash payments with respect to such unsecured Indebtedness may be made unless, both before and after giving effect to such payment (x) no Event of Default has occurred and (y) Liquidity is not less than $20,000,000.
(r)Indebtedness in an aggregate outstanding principal amount not to exceed $250,000 at any time outstanding for all Subsidiaries of Parent that are CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,
(s)accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(t)unsecured subordinated Indebtedness, the aggregate outstanding amount of which does not exceed $40,000,000 so long as (i) such unsecured Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent, (ii) such unsecured Indebtedness is otherwise on terms and conditions reasonably acceptable to Agent, (iii) Borrower has delivered to Agent a certified calculation (y) demonstrating in reasonable detail that Parent had a Fixed Charge Coverage Ratio of not less than 1.50:1.00 as of the four fiscal quarter period most recently ended calculated on a pro forma basis after giving effect to the incurrence of such unsecured Indebtedness (and after giving effect to any Permitted Acquisition consummated in connection with the incurrence of such Indebtedness), and (y) demonstrating in reasonable detail that Parent will have a Fixed Charge Coverage Ratio of not less than 1.50:1.00 for each of the four fiscal quarter periods ending during the one year period following the incurrence of such unsecured Indebtedness (giving effect to the incurrence of such unsecured Indebtedness and any Permitted Acquisition consummated in connection with the incurrence of such Indebtedness), each such calculation to be reasonably acceptable to Agent.
(u)Indebtedness consisting of reimbursement obligations with respect to that certain letter of credit issued by Bank of America, N.A. for the benefit of Turkish Airlines, with a face amount of $329,000,
(v)Indebtedness of Parent consisting of each of the Senior Notes Debt, the Convertible Bond Hedge Transactions and the Warrant Transactions; and
(w)any other unsecured Indebtedness incurred by Borrower or any other Subsidiary of Parent in an aggregate outstanding amount not to exceed $1,000,000 at any one time.
"Permitted Intercompany Advances" means advances and loans made by (a) a Loan Party to another Loan Party other than Parent, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Parent that is not a Loan Party so long as, with respect to this clause (d), (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $250,000 outstanding at any one time, (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (iii) Borrower has Availability plus Qualified Cash of $20,000,000 or greater immediately after giving effect to each such loan.
"Permitted Investments" means:
(a)Investments in cash and Cash Equivalents,
(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)advances, prepaid expenses and trade credit made in connection with purchases of goods or services in the ordinary course of business,
(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e)Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,
(f)guarantees permitted under the definition of Permitted Indebtedness,
(g)Permitted Intercompany Advances,
(h)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j)(i) non-cash loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $750,000 at any one time,
(k)Permitted Acquisitions,
(l)Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),
(m)Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n)equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(o)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p)Investments to capitalize new Subsidiaries not to exceed (i) $100,000 (minus the amount of distributions made to Parent to capitalize such Subsidiary under clause (c) of Section 6.7(c)) with respect to any such Subsidiary and (ii) $1,000,000 (minus the aggregate amount of distributions made to Parent to capitalize such Subsidiaries ) in the aggregate with respect to all such Subsidiaries,
(q)Investments of Parent resulting from entering into the Convertible Bond Hedge Documents;
(r)Investments of PROS Ireland resulting from entering into the PROS Middle East Loan Agreement, and
(s)so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $5,000,000 during any fiscal year and $12,500,000 in the aggregate during the term of the Agreement.
"Permitted Liens" means:
(a)Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e)the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(f)purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)Liens on amounts deposited to secure Borrower's or any of Parent's other Subsidiaries' obligations in connection with worker's compensation or other unemployment insurance,

(i)Liens on amounts deposited to secure Borrower's or any of Parent's other Subsidiaries' obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j)Liens on amounts deposited to secure Borrower's or any of Parent's other Subsidiaries' reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(l)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(m)Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)rights of setoff or bankers' liens (or similar liens in favor of a securities intermediary) upon deposits of funds or securities or investment property held in a Securities Account, in favor of banks, securities intermediaries or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts or Securities Accounts in the ordinary course of business,
(o)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)Liens solely on any cash earnest money deposits made by Borrower or any other Subsidiaries of Parent in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)Liens assumed by (or effective against) Borrower or any other Subsidiary of Parent in connection with a Permitted Acquisition that secure Acquired Indebtedness,
(s)pursuant to the PROS Middle East Loan Agreement, Liens in favor of PROS Ireland solely on UAE Sponsor's Equity Interests in PROS Middle East to secure UAE Sponsor's obligations under the PROS Middle East Loan Agreement, and
(t)other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $250,000.
"Permitted Protest" means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent's or its Subsidiaries' books and records in such amount as is required under Applicable Accounting Principles, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $2,500,000.
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Platform" has the meaning specified therefor in Section 17.9(c) of the Agreement.
"Pledge Agreement" means a pledge agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent to Agent.
"Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means, as of any date of determination:
(a)with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)with respect to a Lender's obligation to participate in the Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Lender, and with respect to such Lender's right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and
(c)with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
"PROS Europe" means PROS Europe Limited, a company organized under the laws of England and Wales.
"PROS Germany" means PROS Germany GmbH, a company organized under the laws of Germany.

"PROS Ireland" means PROS International Technology Limited, a company incorporated under the laws of the Republic of Ireland with registration number 554603 and a wholly owned subsidiary of Parent.
"PROS Middle East" means PROS Middle East Technology Systems L.L.C., a limited liability company incorporated and existing in the Emirate of Abu Dhabi under the laws of the United Arab Emirates with commercial license number CN-2250026 and registered office address at Suite number 410, Level 4, Al Mamoura Tower B, Intersection of Muroor Road (14th & 15th St.), Plot P19-P18, Abu Dhabi, United Arab Emirates.
"PROS Middle East Documents" means, collectively, the PROS Middle East Governing Documents, the PROS Middle East Loan Agreement, the PROS Middle East Services Agreements, the PROS Middle East Shareholders Agreement, and the UAE Powers of Attorney.
"PROS Middle East General Manager" means Sebastian Artur Mamro, holder of passport number EC 3390182 issued by the Republic of Poland, or such other individual as PROS Middle East may appoint from time to time to manage and operate PROS Middle East in the Emirate of Abu Dhabi and the United Arab Emirates.
"PROS Middle East Governing Documents" means, with respect to PROS Middle East, that certain Memorandum of Association executed by UAE Sponsor and PROS Ireland, attested by a United Arab Emirates notary public and filed with the Department of Economic Development (or equivalent authority) in the Emirate of Abu Dhabi in the United Arab Emirates.
"PROS Middle East Loan Agreement" means that certain Loan Agreement dated as of December 20, 2016, by and between UAE Sponsor and PROS Ireland, as in effect on the Eighth Amendment Closing Date.
"PROS Middle East Management Services Agreement" means that certain Management Services Agreement dated as of January 30, 2017, by and between PROS Ireland and PROS Middle East, as in effect on the Eighth Amendment Closing Date.
"PROS Middle East Services Agreements" means, collectively, the PROS Middle East Management Services Agreement and the PROS Middle East Sponsor Services Agreement.
"PROS Middle East Shareholders Agreement" means that certain Shareholders Agreement dated as of December 20, 2016 governing the relationship between UAE Sponsor and PROS Ireland as shareholders in PROS Middle East, by and between UAE Sponsor and PROS Ireland, as in effect on the Eighth Amendment Closing Date.
"PROS Middle East Sponsor Services Agreement" means that certain Sponsor Services Agreement dated as of February 2, 2017, by and between UAE Sponsor and PROS Middle East, as in effect on the Eighth Amendment Closing Date.
"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"Public Lender" has the meaning specified therefor in Section 17.9(c) of the Agreement.

"Purchase Price" means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Parent or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and any other Subsidiary of Parent that is a Loan Party that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
"Qualified Equity Interest" means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
"Recurring Revenue" means, with respect to any period, all maintenance, revenues, support revenues, term license revenues, hosting revenues, and subscription revenues (but excluding set up and professional service revenues related to implementation and other follow-on services) of Parent and its Subsidiaries determined on a consolidated basis attributable to services performed and/or software owned by Parent or any of its Subsidiaries and earned and recognized during such period, calculated in accordance with Applicable Accounting Principles on a basis consistent with the financial statements delivered to Agent prior to the Closing Date, excluding any such revenues paid more than 12 months in advance of the services to be performed. For the purposes of calculating Recurring Revenues for purposes of calculating TTM Recurring Revenue for the 12 month period most recently ended as of any date of calculation (each, a "Recurring Revenue Reference Period"), if at any time during such Recurring Revenue Reference Period (and after the Closing Date), Parent or its Subsidiaries shall have made a Permitted Acquisition, Recurring Revenues for such Recurring Revenue Reference Period shall be calculated after giving pro forma effect to such Permitted Acquisition and any adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, in such manner reasonably acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.
"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by Parent or its Subsidiaries with a fair market value in excess of $500,000.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Reference Period" has the meaning set forth in the definition of EBITDA.
"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
"Register" has the meaning set forth in Section 13.1(h) of the Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.
"Reimbursement Undertaking" has the meaning specified therefor in Section 2.11(a) of the Agreement.
"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Required Lenders" means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders (who are not Affiliates of one another).
"Restricted Payment" means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent, Borrower or any other Subsidiary of Parent (including any payment in connection with any merger or consolidation involving Parent, Borrower, or such Subsidiary) or to the direct or indirect holders of Equity Interests issued by Parent, Borrower or such Subsidiary in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent, Borrower or such Subsidiary, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent, Borrower or any other Subsidiary of Parent) any Equity Interests issued by Parent, Borrower or any such Subsidiary (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent, Borrower or any other Subsidiary of Parent now or hereafter outstanding, and (d) make, or cause or suffer to permit any of Parent's Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or any Indebtedness permitted under clause (q) of the definition of Permitted Indebtedness.
"Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time as contemplated under Section 2.4(c) or pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
"Revolving Lender" means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.
"Revolving Loan Exposure", with respect to any Revolving Lender, means, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"Rollover Equity" means any Equity Interests of Parent issued to a seller in connection with a Permitted Acquisition in exchange for such seller's Equity Interests in the entity being acquired. For the avoidance of doubt, "Rollover Equity" shall not include Equity Interests issued to an employee as part of such employee's compensation package.
"S&P" has the meaning specified therefor in the definition of Cash Equivalents.
"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means, at any time (a) a Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Country, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of the Lender Group, Parent, or any Loan Party or any of their respective Subsidiaries or Affiliates.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Securities Account" means a securities account (as that term is defined in the Code).
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Senior Management Member" means, any of the Chief Executive Officer, Chief Financial Officer, Corporate Controller, general counsel, or Senior Director of Finance of Parent or any Loan Party, or any other employee of Parent or any Loan Party acting in a similar capacity.

"Senior Notes" means, collectively, the 2014 Senior Notes, the 2017 Senior Notes and each additional series of convertible senior notes issued on or after the Tenth Amendment Closing Date; provided that, with respect to each such additional issuance (i) the maturity date of such new notes is not earlier than the Maturity Date, and such new notes do not require any scheduled amortization payments prior to the maturity thereof or any mandatory prepayments not required by either the 2014 Senior Notes or the 2017 Senior Notes, (ii) the terms of such new notes, taken as a whole, are materially no less favorable to Agent and Lenders and no more restrictive on Parent and the other Loan Parties than the 2014 Senior Notes, (iii) such new notes are unsecured, (iv) such new notes shall not be recourse to any Person other than Parent, (v) no Default or Event of Default has occurred and is continuing (determined in the case of this clause (v) at the earlier of the time Parent issues such Senior Notes or enters into a binding obligation to issue such Senior Notes), (vi) Liquidity is not less than $20,000,000 (determined in the case of this clause (vi) at the earlier of the time immediately prior to Parent's issuance of such Senior Notes and the time Parent enters into a binding obligation to issue such Senior Notes), and (vii) Borrower shall have notified Agent of Parent's intent to issue such Senior Notes no later than five (5) Business Days prior to the closing date of such issuance and shall have provided copies of all material documents pertaining to such new notes to Agent no later than three (3) Business Days (or such later date as may be agreed to by Agent in writing) prior to the execution thereof (it being understood and agreed that to the extent any request by Borrower for any modification of this definition of "Senior Notes" pursuant to Section 14.1 of the Agreement shall be made at least ten (10) Business Days prior to the requested effectiveness of any such modification).
"Senior Notes Debt" means, collectively, one or more series of Senior Notes in an aggregate outstanding principal amount not to exceed (a) the lesser of (x) $500,000,000 and (y) an amount equal to twenty percent (20%) of the market capitalization of Parent’s common stock (determined, in the case of this clause (y) at the earlier of the time Parent issues such Senior Notes or enters into a binding obligation to issue such Senior Notes) plus (b) an amount equal to the principal amount of any Senior Notes which will be repurchased, redeemed or repaid within twelve (12) months of the issuance of additional Senior Notes, the proceeds of which will be utilized (in whole or in part) to effect such repurchase, redemption or repayment (it being understood and agreed that to the extent any request by Borrower for any modification of this definition of "Senior Notes Debt" pursuant to Section 14.1 of the Agreement shall be made at least ten (10) Business Days prior to the requested effectiveness of any such modification).
"Senior Notes Documents" means each Senior Notes Indenture and all other agreements, instruments and documents relating thereto.
"Senior Notes Indenture" means each indenture pursuant to which any of the Senior Notes are issued.
"Senior Notes Trustee" means any Person party to any Senior Notes Indenture as trustee.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Sole Book Runner" has the meaning set forth in the preamble to the Agreement.
"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
"Subject Holder" has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.
"Subordinated Indebtedness" means any unsecured Indebtedness of Parent or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and that (a) is only guaranteed by the Guarantors, (b) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement, and (iv) contains customary subordination (including customary payment blocks during a payment default under any "senior debt" designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other "senior debt" designated thereunder.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
"Swap Obligation" means any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swing Lender" means Wells Fargo or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Tenth Amendment" means that certain Tenth Amendment to Credit Agreement dated as of the Tenth Amendment Closing Date among the Borrower, Agent, and the Lenders party thereto.
"Tenth Amendment Closing Date" means April 30, 2019.
"Third Amendment" means that certain Third Amendment to Credit Agreement dated as of the Third Amendment Closing Date among the Borrower, Agent, and the Lenders party thereto.
"Third Amendment Closing Date" means December 3, 2014.
"Trademark Security Agreement" has the meaning specified therefor in the Guaranty and Security Agreement.

"TTM Recurring Revenue" means, as of any date of determination, Recurring Revenues of Borrower determined on a consolidated basis in accordance with Applicable Accounting Principles, for the 12 month period most recently ended.
"UAE Powers of Attorney" shall have the meaning specified therefor in Section 6.12.
"UAE Sponsor" means CBD International Commercial Brokers L.L.C., a limited liability company incorporated under UAE Federal Law 2 of 2015 with commercial license number CN-2071113 and registered office address at 12-M11, Building 2, Plot 18, Sector 11, Musaffah, Abu Dhabi, United Arab Emirates.
"UCP 600" means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).
"Underlying Issuer" means Wells Fargo or one of its Affiliates.
"Underlying Letter of Credit" means a Letter of Credit that has been issued by an Underlying Issuer.
"United States" means the United States of America.
"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of the Agreement.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
"Warrant Transaction Documents" means one or more warrant transaction confirmation agreements by and between Parent and the option counterparties party thereto and dated on or about the date or dates of issuance of the 2014 Senior Notes Debt, and all other agreements, instruments and documents relating thereto.
"Warrant Transactions" means the transactions evidenced by the Warrant Transaction Documents.
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"WFCF" means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

Schedule 5.1
Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Parent's fiscal years; provided, however, that once a Borrowing has occurred, Borrower shall, at all times thereafter, provide the following items (a) and (b) within 45 days after the end of each month during each of Parent's fiscal years

(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder's equity covering Parent's and its Subsidiaries' operations during such period and compared to the prior period and, with respect to any month that is the end of one of Parent's fiscal quarters, compared to the plan and together with a corresponding discussion and analysis of results from management, and
(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable pursuant to Section 7 of the Credit Agreement.

as soon as available, but in any event within 90 days after the end of each of Parent's fiscal years
(c) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 4.12 of the Credit Agreement or, during any Financial Covenant Period, Section 7 the Credit Agreement) by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity and, if prepared, such accountants' letter to management),
(d) unaudited consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, and
(e) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable.

as soon as available, but in any event within 30 days before the start of each of Parent's fiscal years,
(f) copies of Parent's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, quarter by quarter, reviewed and delivered in written format (which may be electronic) by the chief financial officer or controller of Parent. Such Projections shall represent Borrower's reasonable good faith estimate of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of assumptions that Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such Projections).

if and when filed by Parent
(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(h) any other filings made by Parent with the SEC, and
(i) any other information that is provided by Parent or Borrower to its shareholders generally.

promptly, but in any event within 5 Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent or any of its Subsidiaries,
(k) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

upon the request of Agent,	(l) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Schedule 5.2
Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Quarterly (no later than the forty-fifth day following the end of each fiscal quarter); provided however, that in the event Borrower intends to request a Revolving Loan, Borrower shall provide the following item (a) no later than 1 Business Day prior to such request and, at all times thereafter, Borrower shall provide the following items (a) and (b) monthly (no later than the forty-fifth day following the end of each month)
(a) [Intentionally Omitted], (b) a detailed report regarding Parent's and its Subsidiaries' cash and Cash Equivalents, including an indication of which accounts constitute Qualified Cash.
Quarterly (no later than 45 days following the end of each fiscal quarter)
(c) a backlog report detailing all customers that have executed contracts that have not yet been performed as of such quarter end,
(d) a bookings report for (i) the prior fiscal quarter by industry, and (ii) the trailing twelve month period then ending by industry as of such quarter end,
(e) an IP Reporting Certificate as of such quarter end,
(f) a report regarding Parent's and its Subsidiaries' accrued, but unpaid taxes, including but not limited to a detailed report regarding deemed dividend tax liability, if applicable, and
(g) a summary report showing (i) all deferred revenues as set forth in Parent's and its Subsidiaries' balance sheet for the prior month, (ii) the portion of such deferred revenues that will be earned during the next four fiscal quarters, and (iii) deferred revenue by revenue type.

At the end of each six month period ending on each December 31 and June 30 (no later than 45 days following the end of such six month period)
(h) a report summarizing TTM Recurring Revenue by type and customer for the prior six month period and the trailing twelve month period then ending, including a list of any customers lost during such period and any reduction in Recurring Revenue with respect to a particular customer during such period

Upon reasonable request by Agent
(i) such other reports, including but not limited to a summary aging of the Borrower's Accounts, and a summary aging, by vendor, of Borrower's accounts payable, and any book overdrafts, and as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent may reasonably request.